Exhibit 10.4

AMENDMENT NO. 3

AMENDMENT TO
LICENSE AND COLLABORATION AGREEMENT

THIS AMENDMENT TO LICENSE AND COLLABORATION AGREEMENT (this “Amendment”), is entered into this 21 day of December 2007 (the “Effective Date”) by and between Santaris Pharma A/S, a Danish corporation having its principal place of business at Hørsholm, Denmark (“Santaris”), and Enzon Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at Bridgewater, New Jersey 08807 (“Enzon”). Santaris and Enzon may be referred to herein individually as a “Party” or collectively, as the “Parties”.

BACKGROUND

WHEREAS, Enzon and Santaris entered into the License and Collaboration Agreement dated July 26, 2006 (the “Agreement”); and

WHEREAS, the Agreement was amended by Amendment No 1 dated 13th of June and Amendment No 2 dated 25th of June 2007.

WHEREAS, Enzon and Santaris desire to amend and restate certain provisions of the Agreement.

WHEREAS, Enzon and Santaris changed the discovery process activities to allow Enzon to make certain mini-tox studies.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein and intending to be legally bound, and otherwise bound by proper and reasonable conduct, the Parties agree as follows:

1.	Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

2.	Section 5.4 of the Agreement is hereby amended and restated in its entirety as follows:

Compound Selection. Each LNA Compound delivered by Santaris to Enzon will be identified by Santaris pursuant to the selection process set forth in Schedule 5.4A (the “Compound Selection Process”) and shall satisfy the acceptance criteria set forth for such Additional Target in Schedule 5.4B (the “Compound Acceptance Criteria”). Following the Compound Selection Process, Santaris shall provide Enzon with written reports detailing the results of such process, including its design, synthesis, first screening efforts, second screening efforts, as well as the sequences of any and all LNA Compounds resulting from such process that meet the Compound Acceptance Criteria. Upon Santaris’ delivery, at Santaris’ cost, of 400 mg of each of four (4) or five (5) LNA Compounds that meet the Compound Acceptance Criteria each of which is an “Accepted LNA Compound” for Enzon’s mini-tox studies (which LNA Compounds shall satisfy the obligations of Santaris under Section 5.3), Enzon shall pay the required amount under Section 7.3; provided, however, in the event that Santaris elects to deliver the LNA Compounds to Enzon more frequently than with respect to one Additional Target every four (4) months pursuant to Section 5.3, Enzon shall not be required to pay the amount required under Section 7.3 more than once in any four month period pursuant to the terms of Section 7.3. Following Enzon’s mini-tox, which shall last no longer than eight (8) weeks, Santaris shall at Santaris’ cost provide Enzon with one and one-half (1-1/2) grams of substance for two (2) LNA Compounds (identified by Enzon) meeting the applicable Compound Acceptance Criteria for an Additional Target (each of which is an Accepted LNA Compound). Enzon shall have the right to synthesize or have synthesized by a Third Party, at Enzon’s sole cost, additional quantities of any and all LNA Compounds delivered by Santaris, as well as quantities of any additional LNA Compounds disclosed in the written reports provided by Santaris pursuant to this Section 5.4 that also meet the applicable Compound Acceptance Criteria (each such additional LNA Compound synthesized by or for Enzon, if any shall also be an Accepted LNA Compound).

1

3.	Section 5.5 of the Agreement is hereby amended and restated in its entirety as follows:

In-Vitro and In-Vivo Profiling by Enzon. Enzon shall conduct such additional in-vitro and in-vivo testing as it deems appropriate in its sole discretion to select Accepted LNA Compounds for further Development. Enzon shall use its Diligent Efforts to determine, within eighteen (18) months after delivery of one and one-half (1-1/2) grams of substance for two (2) LNA Compounds (identified by Enzon) Accepted LNA Compound against each Additional Target from Santaris, whether it wishes to select any Accepted LNA Compound to commence pre-clinical toxicology studies; provided, however, if Santaris delivers the Accepted LNA Compound for more than one Additional Target in any four month period, Enzon shall have an additional period of time equal to the amount of time such Accepted LNA Compound was delivered earlier than expected. For example, if Santaris delivers Accepted LNA Compound against the third and fourth Additional Target on November 2007, Enzon shall have 18 (eighteen) months to determine whether it wishes to select any Accepted LNA Compound to commence pre-clinical toxicology studies for Target three and 22 (twenty two) months for Target four. Further, for example if Santaris delivers Accepted LNA Compound against the fifth and sixth Additional Targets on September 2008, Enzon shall have 18 (eighteen) months to determine whether it wishes to select any Accepted LNA Compound to commence pre-clinical toxicology studies for Target five and 22 (twenty two) months for Target six from such delivery to make such determination. Each such Accepted LNA Compound selected by Enzon in writing to Santaris shall be designated a “Selected LNA Compound”.

4.	The table in Section 6.1(a) of the Agreement is hereby amended and restated in its entirety as follows:

Development Milestone	Time to Achieve

Determination to: (i) select an Accepted LNA Compound for Development (i.e., designation of a Selected LNA Compound) and (ii) commence pre-clinical toxicology study therefor (other than for SPC2968 or SPC3042)

18 months (or such longer period of time as extended pursuant to Section 5.5) after delivery of one and one-half (1-1/2) grams of substance for two (2) LNA Compounds (identified by Enzon) Accepted LNA Compound against each Additional Target from Santaris

Filing of an IND in the Enzon Territory for the first Product for each Enzon Target

(a) December 31, 2006 in respect of SPC2968;

(b) 24 months after the Effective Date in respect of SPC3042; and

(c) in respect of other Selected LNA Compounds, 18 months after designation by Enzon as a Selected LNA Compound against each Additional Target

2

5.	Section 7.3 of the Agreement is hereby amended and restated in its entirety as follows:

Selected LNA Compound Acceptance Fees. Within thirty (30) days after the delivery by Santaris of 400 mg of each of four (4) or five (5) LNA Compounds that meet the Compound Acceptance Criteria for Enzon’s mini-tox studies for an Additional Target pursuant to Section 5.4, Enzon shall pay US$1,000,000 with respect to each of six (6) Additional Targets; provided, however, in the event that Santaris elects to deliver the LNA Compounds meeting the Compound Acceptance Criteria for more than one Additional Target in any four (4) month period, Enzon shall not be required to pay the amount required under this Section 7.3 more than once in any four month period. For example, if Santaris delivers 400 mg of each of four (4) or five (5) LNA Compounds that meet the Compound Acceptance Criteria for Enzon’s mini-tox studies for two Additional Targets on April 30 and delivers another 400 mg of each of four (4) or five (5) LNA Compounds that meet the Compound Acceptance Criteria for Enzon’s mini-tox studies for the third Additional Target on May 31, Enzon shall owe Santaris a payment on May 30 for the first Additional Target, a payment on September 30 for the second Additional Target, and a payment on January 31 of the following year for the third Additional Target. If the first Event Milestone Payment payable under Section 7.4 in respect of any Additional Target is payable before the amount payable under this Section 7.3 in respect of such Additional Target is payable, such amount payable under this Section 7.3 shall be paid at the same time as such Event Milestone Payment is payable. For the purpose of Section 10.4(b)(ii), the amounts payable under this Section 7.3 shall accrue upon delivery of such quantities of LNA Compounds meeting the Compound Acceptance Criteria for an Additional Target, even if the payment may be deferred as provided above.

6.	The fourth section of Schedule 5.4.A of the Agreement is hereby amended and restated in its entirety as follows:

Synthesis and Delivery of Accepted LNA Compounds to Enzon

The Accepted LNA Compounds will be produced according to fully traceable procedures and will be HPLC purified. The Accepted LNA Compounds will have a purity based on HPLC of more than 90%, mostly free of aggregates (as documented by Certificate of Analysis). The identity of the Accepted LNA Compounds will be assigned by mass spectroscopy (limit: +/- 1 amu).

7.	The last section of Schedule 5.4.A of the Agreement is hereby amended and restated in its entirety as follows:

Report

Following the Compound Selection Process, Santaris shall provide Enzon with written reports detailing the results of the process, including the design, synthesis, first screening efforts, and second screening efforts as well as the sequences of any and all LNA Compounds resulting from such process that meet the Compound Acceptance Criteria, such reports, plus any other additional reports that are deemed necessary detailing the results of the experimental details, IC50, activity against selected unrelated target, duration of action, experimental observations and the sequences of all LNA Compounds candidates screened.

5.	Except as set forth in this Amendment, the Agreement shall remain in full force and effect.

6.     Resolution of all disputes arising out of or related to this Amendment or the performance, enforcement, breach or termination of this Amendment and any remedies relating thereto, shall be governed by and construed under the substantive Laws of the State of New York, without regard to conflicts of law rules that would provide for application of the Law of a jurisdiction outside New York. To the extent there is any such dispute, such dispute will be handled in accordance with the procedures set forth in Section 13 of the Agreement.

7.     This Amendment may be executed in two or more counterparts (including by facsimile or pdf file) each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3

IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate originals by their proper officers as of the date and year first above written.

SANTARIS PHARMA A/S	ENZON PHARMACEUTICALS, INC.

By: /s/Keith McCullagh	By: /s/Ivan Horak

NAME: Keith McCullagh	NAME: Ivan Horak
TITLE: Chief Executive Officer	TITLE: EVP – R&D, CSO

By: /s/Henrik Stage	By: /s/Ralph del Campo

NAME: Henrik Stage	NAME: Ralph del Campo
TITLE: Chief Financial Officer	TITLE: EVP – Technical Operations

4